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                                                                    EXHIBIT 8.3

             [LETTERHEAD OF MAYOR, DAY, CALDWELL & KEETON, L.L.P.]

                                                             September 26, 1997

Living Centers of America, Inc.
15415 Katy Freeway, Suite 800
Houston, Texas 77094

  Re: Registration Statement on Form S-4 of Living Centers of America, Inc.

Ladies and Gentlemen:

  We have been requested to render this opinion in connection with a transaction in which Living Centers of America, Inc. ("LCA") intends to undertake the transactions described in the above-referenced Registration Statement filed with the Securities and Exchange Commission that contains the Joint Proxy Statement/Prospectus of LCA and GranCare, Inc. (the "Proxy Statement/Prospectus"). Capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

  Based upon our review of the Recapitalization Merger Agreement, the GranCare Merger Agreement and such other documents as we have deemed necessary, upon and subject to the facts as set forth in the Proxy Statement/Prospectus and upon representations made to us by LCA, we hereby confirm that our opinion set forth under the heading "The Recapitalization Merger Agreement--Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus addresses the material U.S. federal income tax consequences generally applicable to the Reorganization Merger, under currently applicable law, subject to the qualifications stated in the Proxy Statement/Prospectus.

  Our opinion is based on our analysis of the law and express what we believe a court should properly hold if presented with such issues, but is not in any way binding on the Internal Revenue Service ("Service") or the courts. Our opinion is based on the Internal Revenue Code of 1986 and the regulations promulgated thereunder, and court decisions and revenue rulings and procedures of the Service, all as currently existing and in effect as of the date of this opinion letter. Any of the foregoing authorities is subject to change either prospectively or retroactively. Such changes could be applied retroactively to completed transactions, and any such change could affect our opinion. Our opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments that may be brought to our attention at a later date. We do not express any opinion concerning the tax consequences of the Recapitalization Merger or the GranCare Merger other than those expressly set forth above. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 and to the use of our name under the headings "The Recapitalization Merger Agreement--Certain Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission.

                                          Sincerely,

                                          /s/ Mayor, Day, Caldwell & Keeton,
                                          L.L.P.
                                          _____________________________________
                                          Mayor, Day, Caldwell & Keeton,
                                          L.L.P.